Registration No. 110365
As filed with the Securities and Exchange Commission on May 17, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO REGISTRATION STATEMENT ON FORM S-1
AND
TO REGISTRATION STATEMENT ON FORM S-4

(This Post-Effective Amendment continues under Registration Statement No 333-110365 the registration that was previously under Registration Statement No. 333-129314. Pursuant to Rule 429 of the Commission, the Prospectuses contained in both previous registration statements have been combined in the Prospectus contained in this Post-Effective Amendment.)

Under
THE SECURITIES ACT OF 1933

 ETRIALS WORLDWIDE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	20-0308891
(State of Incorporation)	(Primary Standard Classification Code No.)	(I.R.S. Employer Identification No.)
4000 Aerial Center Parkway
Morrisville, North Carolina 27560
(919) 653-3400
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

 Corporation Service Company
2711Centerville Road, Suite 400
Wilmington, Delaware 19808
New Castle County
(302) 636-5401
(Name, address and telephone number of agent for service)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:
James F. Verdonik, Esq.
Daniels Daniels & Verdonik, P.A.
P.O. Drawer 12218
Research Triangle Park, NC 27709
(919) 544-5444
(919) 544-5920 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock being offered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ¨☐

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM A GGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	8,050,000(1)	$5.00(4)	$5.00(4)	$ - (1)
Common Stock	4,250,000(2)	$5.00(4)	$5.00(4)	$ - (2)
Common Stock	700,000(3)	$6.40(4)	$6.40(4)	$ - (3)
TOTAL	13,000,000(5)			$6,325.73(1)(2)(3)

(1)
8,050,00 shares issuable upon exercise of outstanding Common Stock purchase warrants sold pursuant to Registration Statement on Form S-1 (No. 333-110365) for which a registration fee in the amount of $3,256.23 was previously paid.

(2)
4,250,000 shares isuable upon the exercise of outstanding Common Stock purchase warrants issued pursuant to Registration Statement on Form S-4 (No. 333-129314) for which a registration fee in the amount of $2,501.13 was previously paid.

(3)
700,000 shares issuable upon exercise of Common Stock purchase warrants that are issuable upon exercise of an underwriters’ purchase option registered pursuant to Registration Statement on Form S-1 (No. 333-110365) for which a registration fee in the amount of $567.62 was previously filed.

(4)	Based on exercise price of warrants pursuant to Rule 457(g)(1).

(5)	Pursuant to Rule 416, there also registered such indeterminable additional securities as may be issued as a result of anti-dilution provisions.

THE REGISTRANT HEREBY AMENDS THIS POST EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to completion, dated May 17, 2007

The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
ETRIALS WORLDWIDE, INC.
13,000,000 SHARES OF COMMON STOCK

This prospectus relates to 13,000,000 shares of common stock, par value $0.001 per share, of etrials Woldwide, Inc. ("etrials" or the “Company” or “we”, “us” or similar words), which are issuable upon the exercise of warrants originally registered by us on two registration statements. See Explanatory Note immediately following the Table of Contents for a description of our prior registration statements.

In order to obtain the shares, the holders of the warrants must pay an exercise price of $5.00 per share for 12,300,000 of these warrants and an exercise price of $6.40 per share for 700,0000 underwriter warrants. We will receive proceeds from the exercise of the warrants, but not from the sale of the underlying common stock.

Our shares of Common Stock and our Warrants are currently traded on the National Association of Securities Dealers, Inc.’s Automatic Quotation System (NASDAQ) Global Market under the symbols ‘‘ETWC’’ and “ETWCW”. As of May 14, 2007, the closing sale price of our common stock was $5.01 and the closing sale price of our warrants was $0.49.

We are located at 4000 Aerial Center Parkway, Morrisville, North Carolina 27560. Our telephone number is (919) 653-3400.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is May 17, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted .

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of 13,000,000 shares of common stock, which are issuable upon the exercise of warrants originally registered by us on two registration statements as follows: (i) 8,050,000 shares of our common stock issuable upon exercise of warrants that were sold in our initial public offering pursuant to a Registration Statement on Form S-1 (No. 333-110365), which became effective on or about February 9, 2004; (ii) 700,000 shares of our common stock issuable upon exercise of warrants that are issuable upon exercise of an underwriters option issued in connection with our initial public offering pursuant to a Registration Statement on Form S-1 (No. 333-110365), which became effective on or about February 9, 2004; and (iii) 4,250,000 shares of our common stock issuable upon exercise of warrants that were issued in connection with a merger pursuant to a Registration Statement on Form S-4 (No. 333-129314), which became effective on or about January 18, 2006. This Post-Effective Amendment No. 1 on Form S-3 is being filed solely to convert such Registration Statement on Form S-1 and such Registration Statement on Form S-4 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statements.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on Page 8.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s offices mentioned under the heading “Where You Can Find More Information.”

Overview

etrials Worldwide, Inc.

etrials Worldwide, Inc. (“etrials” or the “Company” or “we” or “us” or “our” or similar words) is a provider of eClinical software technology and services to pharmaceutical, biotechnology, medical device, and contract research organizations (“CRO” or “CROs”). Our software technologies offer insight into the clinical trial process, maximizing our customers’ return on investment and accelerating their time to market. Our primary focus is on the costly and time-consuming clinical trial phase of drug development.

With global operations, etrials provides three key software technologies, electronic data capture (“EDC”), interactive voice response (“IVR”), and electronic patient diaries (“eDiary”), as part of an integrated software as a service (“SaaS”) platform or as individual solutions to optimize clinical trials. This integrated software technology platform enables our customers to select the one or more solutions for their clinical trial and allows the information to integrate seamlessly and easily by:

•	Capturing clinical and patient reported information through multiple modalities - from desktops, tablet PCs, phones, smartphones, to handheld devices;
•	Integrating clinical trial information from different sources such as labs, EKG, diagnostic images, and in-home testing devices such as blood glucose monitors;
•	Managing workflow efficiencies to enhance patient enrollment / randomization, drug supply, and data quality and management; and
•	Analyzing and reporting real-time information to improve trial communication, and collaboration, and better, faster decision-marking.

Our operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. Operating results are also affected by general economic conditions affecting the pharmaceutical industry.

History and Merger Accounting Treatment

Our subsidiary, etrials, Inc., which operates our business, was incorporated in 1999 in the State of Delaware under the name Pharmacentric Technologies, Inc., for the purpose of managing certain assets acquired from Persimmon IT, Inc. John Cline, our Chief Executive Officer, joined that subsidiary company in March of 2000, when Pharmacentric acquired Expidata, a company owned by Mr. Cline. In May of 2000 our subsidiary’s name was changed again to etrials.com, Inc. and in June of 2001 the name was changed to etrials, Inc. On January 30, 2003 Araccel Corporation (“Araccel”) was merged into etrials, Inc., with the resulting company being named etrials Worldwide, Inc. Araccel primarily provided eClinical electronic diaries (“ePRO”) that capture, analyze, distribute, manage and report clinical trial data from patients. Prior to the merger with Araccel, etrials, Inc. was in the business of primarily providing Electronic Data Capture (“EDC”) software and services for clinical trials.

CEA Acquisition Corporation (“CEA”) was incorporated in Delaware on October 14, 2003 as a blank check company, the objective of which was to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the entertainment, media and communications industry. On February 19, 2004, CEA consummated an Initial Public Offering (the “Offering”) and raised net proceeds of $21,390,100. Of the net proceeds from the Offering, $20,527,250 was placed in trust and invested in government securities. The remaining proceeds were available for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administration expenses.

On February 9, 2006 etrials Acquisition, Inc. a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials Worldwide, Inc., in which etrials Worldwide, Inc. changed its name back to etrials, Inc. and became CEA’s wholly owned subsidiary. At that time CEA changed its name to etrials Worldwide, Inc. See our Registration Statement on Form S-4 which became effective in January 2006, for a description of the material terms of the merger.

The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger was treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of CEA and related recapitalization.

The Offering

Securities offered:
12,300,000 shares of common stock, underlying warrants with an exercise price of $5.00 per share. These warrants expire on February 12, 2008.

700,000 shares of common stock underlying warrants with an exercise price of $6.40 per share. These warrants expire on February 12, 2008.

Number shares of common stock outstanding before this offering:	12,312,663 shares

Number shares of common stock to be outstanding after this offering:	25,312,663 shares, assuming exercise of all of the warrants

Nasdaq Global Market symbol for our common stock:	ETWC

Nasdaq Global Market Symbol for our warrants:	ETWCW

Offering proceeds:
Assuming the exercise of all the warrants, we will receive gross proceeds of $65,980,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised we have incurred indebtedness, we may also use the proceeds to repay indebtedness. We may also use proceeds to acquire other companies or other technologies.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this Report.

We have organized these factors into the following categories below.

•	our financial condition

•	our products and operations

•	our market, customers and partners

•	our officers, directors and employees

•	regulatory matters that affect our business

•	our securities

I. Risks associated with our financial condition.

(1) We have had recurring losses from operations and may never achieve and maintain profitability.

At December 31, 2006, we had an accumulated deficit of approximately $23.7 million, including a net loss attributable to common stockholders of approximately $1.7 million for the year ended December 31, 2006. There is no assurance that we will ever be able to achieve and maintain profitability.

(2) We may require additional financing to fund potential acquisitions. If financing is not available, we may not be able to grow as we plan.

At December 31, 2006, we had cash, cash equivalents and short-term investments totaling approximately $20.0 million and tangible assets of approximately $27.4 million. We may use our capital to fund acquisitions of other companies and other technologies. However, in the future, we may be required to seek additional financing to fund potential acquisition opportunities. We cannot assure you that such funding will be available. If sufficient capital is not raised, our ability to grow through acquisitions or otherwise respond to competitive pressures would be significantly limited.

(3) If we are able to raise capital, but not on favorable terms, existing stockholders may suffer dilution of their ownership interests or otherwise lose value in their securities.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by existing stockholders would be reduced. In addition, such securities could have rights, preferences and privileges senior to those of our stockholders, which could substantially decrease the value of our securities owned by them.

(4) We depend on nonrecurring revenue streams and if we experience significant fluctuations in operating results and rate of growth and fail to balance expenses with revenue and earnings expectations, our revenue and margins may decrease and our stock price may fall.

Due to our evolving business model and the unpredictability of the emerging industry, we may not be able to accurately forecast our rate of growth. We have historically depended on nonrecurring revenue derived from contracts for providing services for specific customer projects, which is recognized as work is performed over the term of the contracts for the projects. As a result, our operating results may fluctuate significantly on a quarterly basis. The volume of services required by customers depends in part upon the progress and results of clinical trials the customer is conducting during the quarter, which is outside our control. Accordingly, etrials believes that period-to-period comparisons of its operating results may not be meaningful, and you should not rely upon them as an indication of our future performance. Since future revenues are unpredictable, we may not be able to adjust our spending quickly enough if our revenue falls short of expectations. This would substantially decrease our revenue, margins and our stock price.

(5) Because we will recognize revenue over the terms of our agreements, downturns or upturns in sales may not be immediately reflected in operating results.

We will generally recognize revenue over the terms of our agreements under the proportional performance method. As a result, much of the revenue we report each quarter was originally deferred from agreements entered into during previous quarters. While we will begin recognizing revenue upon the commencement of work after execution of agreements for software term licenses and related services, it may be difficult to rapidly increase revenue through additional new contract awards in any period as services revenues from new customers is recognized as work is performed over the applicable license term, typically several months to several years. As a result, we may not recognize significant revenues, if any, from some customers despite incurring considerable sales expenses related to new contract awards. Further, a decline in new or renewed agreements in any one quarter will not necessarily be fully reflected in a decline in the revenue in that quarter, but it may negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in transactions may not be fully reflected in results of operations until future periods. Our reliance on deferred revenue makes it difficult for us to rapidly increase our revenue through additional new contract awards in any period, as revenue from new partners must be recognized over the applicable agreement term.

II. Risks associated with our software application and services

(6) We may not successfully develop or introduce new software applications or enhancements to existing software applications, which could result in lost business.

Our future financial performance and revenue growth will depend, in part, upon the successful development, introduction, and customer acceptance of new software applications or new versions of existing software applications. Our business could be harmed if we fail to deliver enhancements desired by customers or to keep pace with changes in hardware and software platforms, database technology, and electronic commerce technical standards. From time to time, we have experienced delays in the planned release dates of software and upgrades and new product versions or upgrades may not be released according to schedule. This could result in adverse publicity, loss of sales, delay in market acceptance of services and software applications, or customer claims against us, any of which could harm our business. We also continually seek to develop new offerings. However, we are subject to all of the risks inherent in software development, including unanticipated technical or other development problems, which could result in material delays in product introduction and acceptance or significantly increased costs. There can be no assurance that we will be able to successfully develop new services or software applications, or to introduce in a timely manner and gain acceptance of such new services or software applications in the marketplace.

(7) Defects in our software application-hosting service could diminish demand for our service and subject us to substantial liability, damage our reputation, or substantially decrease our revenue or margins or increase our expenses.

Because our software application-hosting service is complex, it may have errors or defects that users identify after they begin using it, which could harm our reputation and business. Internet-based software frequently contains undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found defects in our software and new errors in our existing service may be detected in the future. Since customers use our software and service for important aspects of their business, any errors, defects or other performance problems with our service could hurt our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to renew, or delay or withhold payment, we could lose future sales or customers may make warranty claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

(8) The success of our business depends on the continued growth and acceptance of the internet as a business tool. If these positive trends do not continue to develop, we may fail to grow our revenue. The market for our technology delivery model and internet-based application software for clinical trials is immature and volatile, and if it does not develop or develops more slowly than we expect, we may fail to grow our revenue.

Increasing revenues depends on the continued growth and acceptance of the Internet as a communications and commerce platform for enterprises. The Internet could lose its viability as a business tool due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality-of-service. The performance of the Internet and its acceptance as a business tool has been harmed by “viruses,” “worms” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform, the demand for our services would be significantly reduced, which would significantly reduce revenue.

Our efforts to establish a standardized electronic data capture (EDC) process for collection and management of clinical research data represent a significant departure from the traditional clinical research practices of clinical trial sponsors. The long-term viability of our business remains unproven. Our strategy may not gain acceptance among sponsors of clinical research, research sites or investigators. If our business strategies fail, we will fail to achieve our business plan and you may lose all or part of your investment. Many businesses have invested substantial personnel and financial resources to conduct clinical trials and therefore may be reluctant or unwilling to migrate to on-demand application services. Furthermore, some potential customers may be reluctant or unwilling to use Internet-based application services, because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If businesses do not perceive the benefits of Internet-based application services, then the market for these services may not develop at all, or it may develop more slowly than we expect, either of which would significantly adversely affect operating results. In addition, because this is an unproven market, we have limited insight into trends that may develop and affect our business.

(9) If we acquire companies, software applications, or technologies, we may face risks associated with those acquisitions. These risks include, but are not limited to, difficulty of integrating, dilution of stockholder value and disruption of business, which could substantially decrease our revenue or margins or increase our expenses.

In the future, we plan to acquire products or technologies from other companies. We may not realize the anticipated benefits of our future acquisitions or investments to the extent that we anticipate, or at all. If any acquisition or investment is not perceived as improving earnings per share, our stock price may decline. In addition, we may incur non-cash amortization charges from acquisitions, which could harm operating results. Any completed acquisitions would also require significant integration efforts, diverting attention from existing business operations and strategy. We have made only small acquisitions to date, so our ability as an organization to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and managerial resources from existing operations;

•	risk of entering new markets;

•	potential write-offs of acquired assets;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	delays in customer purchases due to uncertainty;

•	risk of operating and integrating geographically remote offices;

•	risk of losing customers of the acquired companies due to actual or perceived changes in operations and customer interfaces; and

•
risks of implementing and monitoring compliance with corporate governance and public company reporting requirements and the ability of management to manage and timely and accurately consolidate the results of operations.

In addition, if we finance acquisitions by issuing convertible debt or equity securities, existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, our revenue and margins may substantially decrease or our expenses may increase.

(10) We rely on third-party hardware and software that may be difficult to replace or which could cause errors or failures in service. Such events may harm our relationship with customers.

We rely on hardware purchased or leased and software licensed from third parties in order to offer our service. We use commercially available software from vendors like MicroSoft, Oracle and Business Objects. In addition, our products include numerous third party licensed components. These software and hardware systems, as well as any third party embedded components, will need periodic upgrades in the future as part of normal operation of business, which will be an added expense.

The hardware and software we use, including third party embedded components, may not continue to be available on commercially reasonable terms, or at all, or upgrades may not be available when we need them. Certain of the databases and libraries included in our products could not easily be replaced and any change in these components would require additional development efforts on our part. We are not currently aware of any problems, but any loss of the right to use any of this hardware or software could result in delays in providing our services until we develop equivalent technology or, if already available, is identified, obtained and integrated. Any errors or defects in, or unavailability of, third-party hardware or software could result in errors or a failure of our service, which could harm our relationships with customers.

(11) Security and other concerns may discourage use of our internet based software, which could significantly reduce revenues.

Our service involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to one of our customers’ data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers. If customers determine that our service offerings do not provide adequate security for the dissemination of information over the Internet or corporate extranets, or are otherwise inadequate for Internet or extranet use, we will lose business and suffer significant declines in revenue.

III. Risks associated with our market, customers and partners

(12) We have several large clients from whom we derive substantial revenue and therefore the loss of even a few of our clients could significantly reduce our revenues.

We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. We have three clients that accounted for approximately 43% of our revenue for the year ended December 31, 2006. If we lose one of these clients or other significant clients and do not replace them with new clients, our revenues will decrease and may not be sufficient to cover our costs.

(13) Price controls on what our clients charge may cause our clients to decrease their purchases of information technology, including our software and services, and they may pressure us to decrease the prices we charge our customers.

The prices our clients charge for their products are subject to price controls in many countries and there is increasing pressure for greater price controls in the United States. Controls on what our clients charge may cause our clients to decrease their purchases of information technology, including our software and services. This could substantially decrease the size of our market and impact our ability to sell products and services or force us to reduce our profit margins.

(14) If clinical trial sponsors and customers do not shift from their existing paper-based methods of collecting and managing clinical trial data to an electronic system, we may not achieve the market penetration necessary to grow the business at expected levels.

Our efforts to establish a standardized, electronic process to collect, manage and analyze clinical trial and safety data are a significant departure from the traditional clinical research process. We estimate that the majority of clinical trials today use manual, paper-based data entry, management and analysis tools. Each clinical trial can involve a multitude of participants, including the sponsor, a contract research organization (“CRO”), regional site managers, investigators and patients. With so many participants involved in a clinical trial, it may be difficult to convince a sponsor or CRO to accept new methods of conducting a clinical trial. We may not be successful in persuading these participants to change the manner in which they have traditionally operated and to accept our products and services. If participants conducting clinical trials are unwilling to adopt our technology solutions and new ways of conducting business, our revenues may not be sufficient to sustain our operations.

(15) We depend entirely on the clinical trial market and a downturn in this market could cause our revenues to decrease.

Our business depends entirely on the clinical trials that pharmaceutical, biotechnology and medical device companies conduct. Our revenues will decline if there is less competition in the pharmaceutical, biotechnology or medical device industries, which would result in fewer products under development and decreased pressure to accelerate a product approval. Our revenues will also decline if the FDA or similar agencies in foreign countries loosen their requirements, thereby decreasing the complexity of conducting clinical trials. Any other developments that adversely affect the pharmaceutical, biotechnology or medical device industries generally, including product liability claims, new technologies or products or general business conditions, could also decrease the volume of our business.

(16) We may lose revenue if our clients experience delays in clinical trials or if we lose contracts. Consequently, contracts we have signed may not result in our collecting or recognizing the amount of revenue stated in the contracts.

Although our contracts provide that we are contractually entitled to receive fees for services provided through the date of termination, customers generally are free to delay or terminate a clinical trial or their contract related to the trial at any time. The length of a typical clinical trial contract varies from several months to several years. Clinical trial sponsors may delay or terminate clinical trials for several reasons, including:

•	unexpected results or adverse patient reactions to a potential product;

•	inadequate patient enrollment or investigator recruitment;

•	manufacturing problems resulting in shortages of a potential product; or

•	decisions by the sponsor to de-emphasize or terminate a particular trial or drug.

•	adjustments of our multi-year subscription license agreements

We may lose revenues if a clinical trial sponsor decides to delay or terminate a trial in which we participate. Consequently, contracts etrials has signed may not result in it collecting or recognizing the amount of revenue stated in the contracts. We have experienced terminations and delays of our customer service contracts in the past and expect to experience additional terminations and delays in the future.

(17) We face significant competition, which could cause us to lose business or have lower margins.

The market for our solutions is intensely competitive and rapidly changing. The direct competition we face depends on the market segment focus and delivery model capabilities of our competitors. We also at times have to overcome customer reluctance to move away from existing paper-based systems. We have two primary categories of competitors: companies that are large clinical research organizations that provide data collection and other services to pharmaceutical and biotechnology companies and smaller applications software companies that license software to perform these functions. Many of our competitors have longer operating histories, greater financial, technical, marketing, and other resources, greater name recognition, and a larger total number of customers for their products and services than we do. These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products, than we may be able to do. In addition, we anticipate new competitors will enter the market in the future. Increased competition may result in price reductions, reduced operating margins, and change in market share and could have a material adverse effect on our business, financial condition, and results of operations. New product announcements by competitors may make it difficult to sell our products even before the competitor releases the product.

(18) There are risks associated with international operations, which we expect will become a bigger part of our business in the future.

We plan to conduct greater international operations in the future as companies move more of their clinical trial operations off-shore. These international operations are subject to a number of difficulties and special costs, including: government regulations; trade restrictions; costs of customizing software products for foreign countries; laws and business practices favoring local competitors; uncertain regulation of electronic commerce; compliance with multiple, conflicting, and changing governmental laws and regulations; longer sales cycles; greater difficulty in collecting accounts receivable; import and export restrictions and tariffs; potentially weaker protection for etrials’ intellectual property than in the United States, and practical difficulties in enforcing such rights abroad; difficulties staffing and managing foreign operations; multiple conflicting tax laws and regulations; and political and economic instability.

Our international operations will also face foreign currency-related risks. To date, most of our revenues have been denominated in United States dollars, but we believe that an increasing portion of our revenues will be denominated in foreign currencies. We must also customize our services and software applications for international markets. This process is much more complex than merely translating languages. Any variation in laws or practices from one country to another may substantially decrease the value of our software applications in that country, unless we identify the important differences and customize our software applications to address the differences. The agreements that we sign with clients outside the United States may be governed by the laws of the countries where we provide our software applications and services. We may also need to resolve any disputes under these agreements in the courts or other dispute resolution forums in those countries. Our international operations also increase exposure to international laws and regulations, which are often complex.

IV. Risks associated with our officers, directors and employees

(19) Any failure to adequately expand our direct sales force or to compensate sales personnel in appropriate ways will result in our being understaffed and this will reduce our sales and revenues.

We expect to be substantially dependent on our direct sales force to obtain new customers. We believe that there is significant competition for direct sales personnel with advanced sales skills and technical knowledge. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our existing personnel and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. We also will have to develop compensation packages that properly incentivize successful sales, including both selling to new customers and increasing sales to existing customers. If we are unable to hire and develop sufficient numbers of productive sales personnel, or develop compensation packages that properly incentivize successful sales, then we will not be able to maintain an adequate sales force and the sales of our services will suffer.

(20) Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth. If this occurs, we may not be able to increase our sales or provide services to our customers.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services and senior sales executives, as well as people with clinical trial and related health care industry experience. Personnel with experience in both software and health care industries are in high demand by other employers. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Significant volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain key employees. Furthermore, the recent changes in policies regarding the accounting for stock options may discourage us from granting the size or type of stock options awards that job candidates require to join the company. If this occurs, we may not able to increase our sales or provide services to our customer.

(21) As we transition to software subscription agreements and technology transfer agreements, our personnel will have to learn new skills or we may need to replace our personnel.

Our initial business model was originally oriented to provide services with the assistance of software. Some of our current personnel were trained in that service-oriented industry, either by us or by clinical research organizations or pharmaceutical companies, including both sales and customer service personnel. With our current focus on selling technology transfer services and software subscription agreements to customers, we expect that each year more of our business will be software-oriented, training and consulting services and less dependent on clinical trial services. This may require us to either retrain existing personnel or replace existing personnel with employees with software industry experience. If we are not successful in this transition, we may fail to grow our revenue.

(22) Our executive management team is critical to the execution of our business plan and the loss of their services could severely impact our ability to maintain and grow our business.

Our success depends significantly on the continued services of our management personnel, including John Cline, our Chief Executive Officer, James Clark, our Chief Financial Officer, and Michael Harte, our Senior Vice President of Sales. Losing any one of our officers could seriously harm our business. Competition for executives is intense. If we have to replace any of our officers, we would not be able to replace the significant amount of knowledge that they have about our operations. We do not maintain key man insurance policies on anyone.

V. Regulatory matters that affect our business

(23) Extensive governmental regulation of the clinical trial process could require costly modifications to our products, adversely affect prospective clients’ willingness to use our software products and services and could increase competition and reduce our market share.

We may incur increased expenses or suffer a reduction in revenues, if our software products and services do not comply with applicable government regulations or if regulations allow more competition in the market place. The FDA has published regulations and guidelines addressing a broad range of matters relating to the use of computerized systems to collect, manage and analyze data from clinical trials. Moreover, electronic data entry, management and analysis of medical information pertaining to subjects in clinical trials will be subject to state and federal government regulations that are not yet finalized. Conforming our products and services to these guidelines or to future changes in regulation could substantially increase our expenses. In the United States and in foreign countries, regulatory authorities have also established other standards for conducting clinical trials leading to the approval of new products with which we must comply. We are either directly or indirectly subject to, or affected by, these regulations, because our software products and services assist sponsors and CROs in conducting trials and preparing new drug or device applications. If a regulatory authority concludes that trials were not conducted in accordance with established requirements, it may take a variety of enforcement actions depending upon the nature of the violation and the applicable country. In the United States, these measures may range from issuing a warning letter or seeking injunctive relief or civil penalties to recommending criminal prosecution, which could result in a prohibition of our continued participation in clinical trials.

(24) Changes in government regulations relating to the health care industry could have a material adverse effect on the demand for our services, which could substantially reduce our revenue.

Demand for our services is largely a function of the regulatory requirements associated with the approval of a New Drug Application by the FDA. These requirements are more stringent and thus more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate U.S. standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures could reduce the demand for our services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. To date, none of these proposals have been adopted.

The FDA’s guidelines and rules related to the use of computerized systems in clinical trials are still in the early stages of development. Our products and services may not continue to comply with these guidelines and rules as they develop, and corresponding changes to its products and services may be required. Any release of FDA guidance that is significantly inconsistent with the design of our products and services may cause us to incur substantial costs to remain in compliance with FDA guidance and regulations. We cannot assure you that our products and service offerings will comply with applicable regulations and regulatory guidelines as they develop. If our products or services fail to comply with any applicable government regulations or guidelines, we could incur significant liability or be forced to cease offering applicable products or services.

(25) Current trends are that our customers have higher risks of product liability and similar claims related to how they conduct clinical trails and analyze information from clinical trials both before and after drugs are sold in the market. This could result in product liability claims relating to our software applications or services.

Current trends are that our customers have higher risk of product liability and similar claims related to how they conduct clinical trials and analyze information from clinical trials both before and after drugs are sold in the market. Any failure or errors in a customer’s clinical trial or adverse event reporting obligations caused or allegedly caused by our software applications or services could result in a claim for substantial damages against us by our customers or the clinical trial participants, regardless of our responsibility for the failure. Although our contracts with customers generally provide that we are entitled to indemnification against claims brought against us by third parties arising out of our customers’ use of our software applications, we might find ourselves entangled in lawsuits that, even if unsuccessful, divert our resources and energy and adversely affect our business. Further, in the event we seek indemnification from a customer, we cannot assure you that a court will enforce our indemnification right or that the customer will be able to fund any amounts for indemnification owed to us. We maintain $7 million of insurance policies to cover claims that may be brought against us. This coverage may not be adequate. We also cannot assure you that our existing insurance coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

(26) Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our services and products. If this occurs, our revenue may be substantially reduced.

Our customers can use our service to store contact and other personal or identifying information regarding their customers, contacts and clinical trial participants. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our service and reduce overall demand for it. Furthermore, privacy concerns may cause our customers’ customers to resist providing the personal data necessary to allow our customers to use our service effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our services.

The European Union has also adopted a data privacy directive that requires member states to impose restrictions on the collection and use of personal data that, in some respects, are far more stringent, and impose more significant burdens on subject businesses, than current privacy standards in the United States. All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to collect and/or use demographic and personal information from their customers, which could reduce demand for our service.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed in this manner, certain of our services and products would be less effective, which may reduce demand for them. If this occurs, our revenue may be substantially reduced.

(27) Evolving regulation of the Internet may either reduce our revenue or increase our expenses.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for our services and restricting our ability to store, process and share data with our customers. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could either reduce our revenue or increase our expenses.

(28) Our ability to protect our intellectual property is limited. We have been sued for patent infringement and our products may be subject to other infringement claims by third parties.

We do not own any issued patents. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary, and third parties may attempt to develop similar technology independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we increase our international presence. The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. During 2004 and 2006, we were sued for patent infringement (the 2004 suit was ultimately settled). See “Description of Business - Intellectual Property Rights” in Item 1 of our Form 10-KSB for a description of the patent infringement litigation settlement. From time to time, we have been contacted by companies seeking to license their patents to us. There can be no assurance, however, that future infringement claims will not result in litigation or settlements that result in us acquiring licenses from third parties. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing our business plan. In addition, our agreements often require us to indemnify our partners and customers for third-party intellectual property infringement claims, which would increase the cost of an adverse ruling in such a claim.

VI. Risks Related to Our Securities

(29) On February 9, 2006, we issued a substantial number of shares of common stock and warrants in the merger, all of which were registered. The warrants are freely saleable immediately, but see Risk Factor Number 31 for discussion of the status of the registration statement that registers the issuance of warrant shares. These additional shares and warrants issued may cause a decline in the market price of our common stock and warrants.

In the merger that occurred on February 9, 2006 we issued 7,446,360 shares of common stock and warrants to purchase 4,250,000 shares of common stock to the pre-merger shareholders of etrials. These shares and warrants were registered for resale. A lock-up agreement, which was executed by persons who were issued in the aggregate approximately 4.9 million shares of common stock in the merger provided that they may not sell or otherwise transfer any of the shares of common stock which they receive in the merger (but not any shares issued on exercise of our warrants issued in the merger) until February 19, 2007, subject to certain releases before then. As a result, the numbers of shares available for sale increased immediately upon consummation of the merger and increased again as shares under the lock-up agreement released. Increases in the number of freely tradable shares may adversely impact the market price of our stock.

(30) Our outstanding warrants and options may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might substantially decrease the market price of the common stock.

We have outstanding redeemable warrants to purchase an aggregate of 12,350,000 shares of common stock. There are also outstanding stock options to purchase approximately 2.8 million shares of our common stock. The underwriters in our initial public offering also have an option to purchase units consisting of 350,000 shares of our common stock and warrants to purchase 700,000 shares of our common stock. To the extent they are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our stockholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

(31) The registration statements that registered the sale of shares of Common Stock issuable upon exercise of our warrants are no longer compliant with Securities and Exchange Commission rules and regulations related to the date of financial statements and other information in registration statements and we will not be able to issue shares of our Common Stock upon exercise of warrants pursuant to the registration statements until we update them by post-effective amendment. If a post-effective amendment to these registration statements does not become effective before the expiration date of the warrants, or if such a post-effective amendment does not remain effective through the expiration date of our warrants, or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which warrant holders reside, the warrants may be deprived of any value and the market for the warrants may be limited.

We currently have outstanding 12,350,000 warrants. Each warrant is for one share of our Common Stock at an exercise price of $5.00 per share. None of our warrants have been exercised. The warrants expire on February 12, 2008, unless redeemed before that time. The Warrants are redeemable at the option of the Company at a price of $.01 per Warrant upon 30 days notice by the Company after the Warrants become exercisable, only in the event that the last sale price of the common stock of the Company is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given. In addition, 700,000 Warrants underlying an underwriters’ purchase option are subject to the same terms and conditions as the outstanding Warrants of the Company described above, except that the exercise price is $6.40 per share.

The registration statements that registered the sale of shares of Common Stock issuable upon exercise of our warrants are no longer compliant with Securities and Exchange Commission rules and regulations related to the date of financial statements and other information in registration statements. This Prospectus is part of a post-effective amendment updating financial and other information about our business. Until this post-effective amendment becomes effective, we will not be able to issue shares of our Common Stock pursuant to the registration statement should any holder of warrants seek to exercise any warrants. If a post-effective amendment does not become effective before the expiration date of the warrants, or if such a post-effective amendment does not remain effective through the expiration date of our warrants, or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which warrant holders reside, the warrants may be deprived of any value and the market for the warrants may be limited. Failure to maintain current registration statements may also adversely affect the market price of warrants. SEC review of amendments may delay the amendment becoming effective for several months and timing of effectiveness is outside our control.

(32) Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

In connection with the merger, the stockholders who own approximately 48% of our voting stock executed a voting agreement in which they agreed to vote for each others designees to our board of directors through director elections in 2007. Accordingly, they will be able to control the election of directors and, therefore our policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our securities or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

(33) Our securities began being quoted for trading on the NASDAQ Global Market in February 2006, but there is no assurance we will continue to meet NASDAQ listing requirements.

Our securities began trading on NASDAQ’s Global Market on February 10, 2006 (“NASDAQ”) which has qualitative and quantitative listing criteria that we believe we currently meet. These criteria include operating results, net assets, corporate governance, minimum trading price and minimums for public float, which is the amount of stock not held by affiliates of the issuer.

To remain eligible to have our securities quoted on NASDAQ, we must file reports with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and we must remain current in our periodical reporting obligations. If for any reason, our securities are not eligible for continued quotation on the NASDAQ, purchasers of our securities may have difficulty selling their securities should they desire to do so.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this document constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in this Report, particularly in “Risk Factors.” You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this Report provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

All forward-looking statements included herein attributable to any of us, or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Assuming the exercise of all the warrants, we will receive gross proceeds of $65,980,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. If we have indebtedness at the time the warants are exercised, we may also use proceeds to repay indebtedness. We may also use proceeds to acquire other companies or other technologies. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of 12,300,000 of the warrants is $5.00 per share. The exercise price of 700,000 of the warrants is $6.40 per share.

DESCRIPTION OF SECURITIES
General

Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of May 14, 2007, no shares of preferred stock were outstanding.

Common Stock

As of May 14, 2007, there were 12,312,663 shares of Common Stock, $0.0001 par value per share outstanding. That number includes 1,566,250 “Trigger Shares” which are subject to the risk of cancellation. See “Escrow of Shares” for a description of the conditions under which Trigger Shares may be cancelled.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. A voting agreement with respect to the election of directors is described below. See “Voting Agreement.”

Holders of our common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of etrials. There are no shares of preferred stock outstanding, and we do not currently intend to issue any preferred stock.

Warrants

We currently have outstanding 12,350,000 redeemable common stock purchase warrants. These warrants were issued in two transactions. 8,050,000 warrants were issued in our initial public offering in 2004. In connection with our merger in February 2006 in which we acquired our etrials subsidiary, we issued 4,250,000 redeemable common stock purchase warrants to shareholdes of our etrials subisidiary and 25,000 redeemable common stock purchase warrants to each of EarlyBirdCapital, Inc. and American Fund Advisors, as a portion of a finders fee. These warrants are of the same series as our existing outstanding warrants, the terms of which are described above. In addition, the etrials security holders (but, with certain exceptions, not their transferees) have the contractual right, in the event of a redemption of the warrants, to pay the exercise price by a “cashless exercise” pursuant to a formula set forth in the merger agreement. Each such warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the merger. The warrants expire on February 12, 2008 at 5:00 p.m., New York City time. We have the right to call the warrants for redemption,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or a recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. See Risk Factors Number (31).

At the time of our initial public offering, we engaged EarlyBirdCapital on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Market Trading

On February 10, 2006, our units, common stock and warrants began to be traded on the NASDAQ Global Market under the symbols ETWCU, ETWC and ETWCW, respectively. Prior to February 10, 2006, the units, common stock and warrants of CEA traded on the Over-the-Counter Bulletin Board under the symbols CEACU, CEAC and CEACW, respectively.

Holders

As of May 14, 2007 there were 241 holders of record of shares of our Common Stock, 135 holders of record of our common stock purchase warrants and 1 holder of record of our units (one unit consists of one share of Common Stock, plus two Common Stock purchase warrants.)

Dividends

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon, among other things, revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations, including potential acquisitions and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Additionally, under the terms of our line of credit agreement, which expires on May 31, 2007, we are not permitted to pay dividends.

Underwriter’s Unit Purchase Options

In connection with our initial public offering in 2004, we issued an option for $100 to the representative of the underwriters to purchase 350,000 Units at an exercise price of $9.90 per Unit. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two warrants. The unit purchase option expires on February 11, 2009. The 700,000 warrants underlying an underwriters’ purchase option are subject to the same terms and conditions as the outstanding warrants of the Company described above, except that the exercise price is $6.40 per share. The holders of the underwriters’ purchase option have demand and piggy-back registration rights under the Securities Act for periods of five and seven years, respectively, from the date of the initial public offering of the Company with respect to registration of the securities directly and indirectly issuable upon exercise of the underwriters’ purchase option.

Securities Repurchases

On September 27, 2006, our Board of Directors authorized the repurchase of up to $1,000,000 of Common Stock on the open market, in block trades and in privately negotiated transactions depending on market conditions and other factors. This authorization terminates as of June 30, 2007, unless the Board acts to extend its authorization. As of May 14, 2007, we had repurchased and cancelled 123,700 common shares pursuant to this authorization.

Stock Option Plan

Our 2005 Equity Performance Plan (the “Plan”) was approved by the shareholders of the Company on February 9, 2006. The purpose of the Plan is to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options. On February 9, 2006, the Company had a total of 2,100,000 shares of common stock reserved for issuance under the Plan. On June 13, 2006, the shareholders voted to increase the number of shares issuable under the Plan to 3,200,000 shares. Of this amount, 324,900 shares were available for future stock option grant as of March 31, 2007.

Voting Agreement

In connection with the February 2006 merger in which we acquired our etrials, Inc. subsidiary, two groups of shareholders agreed to vote for the designees of the other group of shareholders. This voting agreement continues until immediately following the 2007 election of Directors. One group of shareholders are former shareholders of our etrials subsidiary: MiniDoc, AB, Infologix (BVI) Limited, Newlight Associates II, LP, Newlight Associates II-E, LP, Peter and Susan Coker, Dunlap Industries, John Cline, James and Susanne Clark, Robert Sammis, Fred Nazem, E-ZAD Partnership Limited, Richard Piazza, Rachael King and Michael Harte. The other group of shareholders owned shares of our stock before the merger: Donald Russell, Robert Moreyra, Harold Ewen and CEA Group, LLC. Directors Lindroth, Coker, Cline and Brill are all designees of the former shareholders of our etrials subsidiary. Directors Collins, Russell and Ewen are all designees of Messrs. Russell, Moreyra and Ewen and CEA Group, LLC.

Escrow of Shares

Of the 7,446,360 shares issued in the merger to the then stockholders of our etrials subsidiary, 1,400,000 shares owned by former etrials stockholders have been placed in escrow and will not be released unless and until over a 20 consecutive trading day period (i) the weighted average price of our common stock is $7.00 or more, and (ii) the average daily trading volume is at least 25,000 shares. We refer to this as the “$7.00 Trigger.” If the $7.00 Trigger is not met, these shares will be cancelled. In connection with our initial public offering in 2004, 166,250 shares of our common stock owned by persons who were officers and directors at the time of our initial public offering or related parties thereto (CEA Group, LLC, Robert Moreyra, Donald Russell and Brad Gordon) and Harold Ewen, who was our special advisor prior to the merger, were also placed in escrow. These shares will be held in escrow until February 19, 2008, unless the $7.00 Trigger is met before then. If the $7.00 Trigger is not met prior to February 19, 2008, the 1,566,250 shares will be cancelled. Shares held in escrow can be voted by their owners.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

LEGAL PROCEEDINGS

On July 17, 2006, Datasci, LLC filed a complaint against us in the U.S. District Court for the Baltimore District of Maryland (Civil Action No. MJG06CV1818). The complaint alleges infringement of United States Patent No. 6,496,827 entitled “Methods and Apparatus for the Centralized Collection and Validation of Geographically Distributed Clinical Study Data with Verification of Input Data to the Distributed System”. We intend to vigorously defend our rights. Discovery in the case began on May 1, 2007, and a trial date has not yet been scheduled. There can be no assurance as to the outcome of this case.

LEGAL MATTERS

Certain legal matters, including the legality of the issuance of shares of common stock offered herein, are being passed upon by us by our counsel, Daniels Daniels & Verdonik, P.A., 1822 NC Highway 54, Suite 200, Durham, North Carolina 27713, who are also representing us in connection with the filing of the Registration Statement of which this Prospectus is a part.

EXPERTS

The consolidated financial statements of etrials Worldwide, Inc. appearing in etrials Worldwide, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement, and as permitted by the SEC’s rules, does not contain all of the information in the registration. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

•	The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on March 30, 2007;
•	Quarterly Report on Form 10-QSB for fiscal quarter ended March 31, 2007 filed on May 14, 2007;
•	Current Report on Form 8-K filed on March 1, 2007;
•	Current Report on Form 8-K filed on February 20, 2007;
•	Current Report on Form 8-K filed on April 9, 2007, as amended by Current Report on Form 8-K/A filed April 10, 2007;
•	Current Report on Form 8-K filed April 20, 2007;
•	Current Report on Form 8-K filed April 23, 2007;
•	Current Report on Form 8-K filed May 11, 2007;
•	Registration statement on Form 8-A filed on December 30, 2003 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisvile, North Carolina 27560
Attention: Chief Financial Officer
(919) 653-3400

BACK COVER PAGE OF PROSPECTUS

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the Company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Eighth of the registrant’s certificate of incorporation in conjunction with Article VII of registrant’s bylaws provide registrant shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of registrant, or is or was servicing at the request of registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Registrant’s bylaws further provide that any indemnification shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and Article Eighth of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. EXPENSES OF ISSUANCE AND DISTRIBUTION.

The other expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee	$6,325*
Legal Fees	$20,000
Accounting Fees	$7,500
Miscellaneous	$10,000
TOTAL	$43,825

*Previously paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 and Registration Statement on Form S-4.

ITEM 16. EXHIBITS.

The exhibits listed in the Exhibit Index the follows the signature page of this Registration Statement is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The Registrant undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement (the “Registration Statement”) to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and, Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

provided that pursuant to the Notes contained in Item 512 of Regulation S-B, the undersigned may comply with the foregoing by incorporating by reference other documents filed with the Securities and Exchange Commission to the extent permitted by applicable rules and regulations.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Post-Effective Amendment No. 1 to its registration statement on Form S-1 (No.333-110365) and Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 (No. 333-129314) to be signed on its behalf by the undersigned in Wake County, North Carolina on May 17, 2007.

etrials Worldwide, Inc. By: /s/ John K. Cline John K. Cline, Chief Executive Officer President, (Principal Executive Officer )

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the above-referenced registration statements was signed by the following persons on behalf of the Registrant and in the capacities and on the dates stated. Each individual whose signature appears below hereby designates and appoints James W. Clark, Jr. as such person's true and lawful attorney-in-fact and agent (the "Attorney-in-Fact") with full power of substitution and resubstitution, for each person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Post Effective Amendment and the registration statements this Post-Effective Amendment amends, which amendments may make such changes in this to this Post Effective Amendment and the registration statements this Post-Effective Amendment amends as the Attorney-in-Fact deems appropriate and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto the Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that the Attorney-in-Fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. If there is more than one Attorney-in-Fact, any one of the Attorneys-in Fact may exercise the powers granted herein independently of the other.

SIGNATURE	TITLE	DATED
/s/ John K. Cline John Cline	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2007

/s/ James W. Clark, Jr. James W. Clark, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2007

/s/ Robert Brill Robert Brill	Director	May 17, 2007

/s/ Peter Collins Peter Collins	Director	May 17, 2007

/s/ Peter Coker Peter Coker	Director	May 17, 2007

/s/ Harold Ewen Harold Ewen	Director	May 17, 2007

/s/ Hans Lindroth Hans Lindroth	Director	May 17, 2007

/s/ Don Russell Don Russell	Director	May 17, 2007

ETRIALS WORLDWIDE, INC.

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen Unit Certificate of Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.2	Specimen Common Stock Certificate of Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.3	Specimen Warrant Certificate of Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.4	Form of Unit Purchase Option. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.5
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

5.1	Opinion of Daniels Daniels & Verdonik, P.A.*

23.1	Consent of Ernst & Young LLP to incorporate by reference from Form 10-KSB*

23.2	Consent of Daniels Daniels & Verdonik, P.A. (included in Exhibit 5.1)

*Filed herewith.